Exhibit 10.10

April 29, 2018

Mr. Kirk Jensen

Dear Kirk,

I am excited to extend an offer of employment with Sovos Brands under the following terms and conditions.

Your title will be Chief Supply Chain Officer, reporting to me, President and CEO, Sovos Brands. Your base compensation will be paid at an annual rate of USD $315,000 which is equivalent to a monthly rate of USD $26,250. All future merit increases will occur as part of our annual review process.

The start date for your new position is May 14, 2018.

You will be eligible to participate in the Sovos Brands Annual Incentive Plan at a rate of 50% of your annual eligible base pay. This annual bonus will be paid based on achievement of annual performance targets determined by the Board in its good faith discretion after consultation with the CEO. You must be employed at the time of distribution to receive the bonus. For CY 2018, your participation will be pro-rated from April 1st, 2018.

As a key leader of the company, you will receive a grant of 2,500 shares. You will be provided an equity term sheet that outlines the grant terms.

As with other members of the Sovos Management Team, your annual vacation entitlement will be on an unaccrued basis. In addition, you will be eligible for the Sovos Brands healthcare, 401k and other benefits plans.

On your first day of employment, you agree to execute the company’s confidentiality agreement. We ask that you make every effort to protect the confidential and proprietary information.

I strongly believe that Sovos Brands will provide you with a unique and rewarding work experience.

Please contact me if you have any questions regarding this offer of employment. You may accept this offer by signing below and returning the signed copy.

Sincerely,

/s/ Todd Lachman

Todd Lachman

President and CEO

I understand that my employment with Sovos Brands is not for any fixed term and constitutes at- will employment which either Sovos Brands or I may terminate at any time, for any reason, with or without cause and with or without notice. The provisions stated in the offer of employment supersede all prior discussions and negotiations, and no other writing published by Sovos Brands is intended to modify the presumptions of at-will employment status.

/s/Kirk Jensen
Kirk Jensen

April 29, 2018

Offer Date

May 14, 2018

Start Date

CONFIDENTIAL
4/27/18

Sovos Brands

Kirk Jensen

Employment Term Sheet

Chai
Executive	Kirk Jensen
Position	Executive shall serve as Chief Supply Chain Officer of Sovos Brands (the “Company”) reporting directly to the Chief Executive Officer (the “CEO”).
Duties

Executive shall have such duties, authorities and responsibilities as are commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the CEO shall designate from time to time. Executive shall devote all of Executive’s business time, energy and skill and Executive’s reasonable best efforts to the performance of Executive’s duties with the Company; provided, that the foregoing shall not prevent Executive from (i) serving on the board of directors of non-profit organizations and, with the prior written approval of the Board, the board of directors of other companies; (ii) participating in charitable, civic, educational, professional, community or industry affairs; and (iii) managing Executive’s and Executive’s family’s passive personal investments, so long as the activities set forth in items (i) through (iii) in the aggregate do not interfere or conflict with Executive’s duties to the Company or create a business conflict.

Principal Location	Executive shall work from home office in Charlotte, North Carolina.
Term

At-will commencing on the first day of employment (the “Effective Date”). The period commencing on the Effective Date and ending on the last day of Executive’s employment with the Company shall be referred to herein as the “Employment Term.”

Annual Base Salary

$315,000 (the “Base Salary”), payable in accordance with the regular payroll practices of the Company. The Base Salary shall be subject to annual review by the Board (or a committee thereof) in consultation with the CEO and shall be subject to increase from time to time, but not decrease without (i) Executive’s express written consent or (ii) on a prorated basis in connection with a decrease in the CEO’s base salary that is implemented with the CEO’s express written consent.

Annual Bonus

Target annual bonus equal to 50% of Executive’s Base Salary, based on annual performance targets determined by the Board in its good faith discretion after consultation with the CEO, [which may take into account Company and individual performance criteria].  Such annual performance targets shall be communicated to Executive by March 31 of the year to which they apply or, if later and solely with respect to the partial fiscal year that commences on the Effective Date, by 30 days following the Effective Date. The annual bonus, if any, shall be paid to Executive in the fiscal year following the fiscal year in respect of which such bonus was earned, within 30 days following the determination of the achievement of the annual performance targets, but in no event later than April 30 of such fiscal year.

Equity Incentives

Company will provide an equity incentive program substantially on the material principal terms described in the attached Incentive Equity Term Sheet as promptly as practicable following the Effective Date.

Termination

Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

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Upon 30 days’ prior written notice by the Company to Executive of a termination due to Disability.
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Automatically on the date of death of Executive.
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Immediately upon written notice by the Company to Executive of a termination for Cause.
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Upon 30 days’ prior written notice by the Company to Executive of an involuntary termination without Cause, other than for death or Disability.
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Upon 60 days’ prior written notice by Executive to Company of Executive’s resignation (which the Company may, in its sole discretion, make effective earlier than any notice date).

In any circumstance where the Company is required to provide notice in accordance with the foregoing, the Company may terminate Executive effective immediately by providing Executive continued payment of Base Salary through the specified notice period in lieu of providing the specified notice.

Payments Upon Termination of Employment

Upon termination due to Executive’s Disability or death, by the Company for Cause, by Executive, the Company shall pay or provide Executive (i) any unpaid Base Salary through the date of termination payable in accordance with the regular payroll practices of the Company; (ii) except in the case of termination by the Company for Cause, any annual bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable when such annual bonus would have otherwise been payable to Executive in the absence of the termination of employment; (iii) reimbursement for any unreimbursed business expenses incurred through the date of termination and reimbursable under the terms hereof; (iv) any accrued but unused vacation time in accordance with the Company policy payable within 30 days after termination; and (v) all other accrued payments, benefits or fringe benefits to which Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (items (i) through (v) collectively, the “Accrued Benefits”).

Upon termination by the Company without Cause, the Company shall pay or provide Executive:

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subject to Executive’s continued compliance with the requirements set forth in the “Release” and “Restrictive Covenants” sections of this term sheet , 6 months of the Base Salary, payable in substantially equal installments for 6 months following the termination date; provided, that the first installment shall be paid on the next payroll date after the 60th day following the termination date and shall include payment of any amounts that would be due prior thereto;

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subject to Executive’s continued compliance with the requirements set forth in the “Release” and “Restrictive Covenants” sections of this term sheet, to the extent that Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimbursement for the applicable COBRA premiums, if any, under the Company’s medical, dental and vision plans for Executive and Executive’s eligible dependents until the earlier of (x) 12 months following Executive’s termination or (y) until Executive obtains new employment that provides substantially similar medical, dental and vision coverage;

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subject to Executive’s continued compliance with the requirements set forth in the “Release” and “Restrictive Covenants” sections of this term sheet, pro-rata portion of the annual bonus, if any, that Executive would have been entitled to receive with respect to the year of termination, based upon the percentage of the fiscal year of termination that shall have elapsed through the date of Executive’s termination of employment, payable when such annual bonus would have otherwise been payable to Executive in the absence of Executive’s termination of employment; and

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the Accrued Benefits.

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this term sheet, and such amounts shall not be reduced whether or not Executive obtains other employment.

Release

Any and all severance amounts and benefits beyond the Accrued Benefits shall only be payable if Executive delivers to the Company and does not revoke a general release of all claims in a form provided by the Company, within 60 days following the termination date.

Benefits

Executive (and Executive’s spouse and Executive’s eligible dependents, as applicable) shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with Executive’s position, subject to satisfying the applicable eligibility requirements.

Vacation	Executive shall be entitled to unaccrued paid vacation days per calendar year in accordance with the Company’s policy on accrual and use applicable to senior executives.
Business and Entertainment Expenses

Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable business and entertainment expenses incurred in connection with the performance of Executive’s duties hereunder.

Indemnification; D&O Insurance

Both during and after the Employment Term, regardless of the reason for termination, the Company shall indemnify Executive and hold Executive harmless to the maximum extent permitted by the Company’s organizational documents against and in respect of any and all actions, suits, proceedings, investigations, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages (collectively, the “Losses”) resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company and its affiliates; provided, that the foregoing shall not apply to intentional actions or omissions by Executive that Executive knows or reasonably should know could cause Losses.  The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other active officers and directors.  The foregoing obligations shall survive the termination of Executive’s employment with the Company.

Restrictive Covenants

Customary confidentiality, non-competition, non-solicitation and mutual non-disparagement restrictive covenants, in accordance with the law. The confidentiality and mutual non-disparagement covenants will be perpetual. The non-competition and non-solicitation covenants will be in effect during employment and for two years following the date of termination.

Cooperation

Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and for a period of three years thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company and its affiliates, to the extent that such claims relate to the period of Executive’s employment with the Company (or any predecessor); provided, that the Company shall reimburse Executive for any out-of-pocket expenses incurred in providing such assistance and, if Executive is required to provide more than five hours of assistance per week after Executive’s termination of employment, the Company shall pay Executive for Executive’s services in excess of such five hours at an hourly rate equal to Executive’s Base Salary at the time of Executive’s termination of employment divided by 2,080.

Code Section 280G

If the aggregate amount of all payments and benefits due to Executive (or Executive’s beneficiaries) under this term sheet or any other agreement, plan, program, policy or arrangement (collectively, the “Change in Control Benefits”) would cause Executive to have “parachute payments” as such term is defined in and under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and could reasonably be expected to result in the imposition of excise taxes pursuant to Section 4999 of the Code, the Company shall, if requested by Executive, submit the Change in Control Benefits to the Company’s voting shareholders for approval in accordance with Section 280G of the Code; provided, that the Company makes no representation that the Company’s voting shareholders will vote to approve the Change in Control Benefits.

Cause

“Cause” shall mean Executive’s (i) material failure or willful refusal to perform employment duties to the Company and its affiliates; (ii) material misconduct or gross negligence in the performance of duties to the Company and its affiliates; (iii) failure to act in good faith in accordance with lawful instructions from the Board or the CEO (other than by reason of a disability); (iv) indictment for, conviction of, or pleading nolo contendere to, a felony, or a crime of moral turpitude that has a material effect on the Company; (v) theft from, fraud on or embezzlement from the Company or its affiliates; or (vi) material breach of the [employment agreement/offer letter]; provided, that a termination for Cause with respect to items (i), (iii) and (vi) will only be effective upon the satisfaction of the following requirements: (1) the Company notifies Executive in writing of any action that purportedly constitutes Cause, which notice specifies in detail the alleged facts and specific action which the Company deems are a basis for a termination for Cause and (2) Executive fails to remedy such action within 30 days following the receipt of such written notice.

Disability

“Disability” shall mean the inability of Executive to have performed Executive’s material duties of employment with the Company after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period or 90 consecutive days in any 180-day period, as determined by a qualified physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree on a qualified physician, each party shall select and physician and the two physicians shall select a third physician who shall be the approved qualified physician for this purpose.  Notwithstanding the foregoing, the Company shall not terminate Executive by reason of Disability prior to the date on which Executive is eligible for long-term disability benefits under a long-term disability plan or policy maintained by the Company.

This term sheet is non-binding and shall not give rise to any duty to negotiate or create or imply any other legal obligation on the part of any party. Except as required by applicable laws in connection with the transaction, Executive shall not disclose the terms of the arrangements set out herein to any other person other than his attorneys, accountants, financial advisors, and immediate family members provided that such immediate family members agree to maintain the confidentiality of the terms of the arrangements set out herein.

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